FORM OF

SUB-ADVISORY AGREEMENT

NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND INC.

This Sub-Advisory Agreement (“Agreement”) is made as of ________, 2010, between Neuberger Berman Management LLC, a Delaware limited liability company (“Manager”) and Neuberger Berman Fixed Income LLC, a Delaware limited liability company (“Adviser”).

WITNESSETH:

WHEREAS, Neuberger Berman High Yield Strategies Fund Inc., a Maryland corporation (“Fund”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an closed-end, non-diversified management investment company; and

WHEREAS, Fund has retained Manager to provide investment advisory and portfolio management services to the Fund pursuant to a Management Agreement dated ______, 2010, which agreement specifically provides for the retention of a sub-adviser to provide the investment advisory services described therein; and

WHEREAS, Manager desires to retain Adviser as investment adviser to furnish investment advisory and portfolio management services to the Fund and the Adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.           Services of the Adviser

1.1           Investment Management Services.  The Adviser shall act as the investment adviser to the Fund and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the Fund in a manner consistent with its investment objectives, policies and restrictions, and (iii) determine from time to time securities to be purchased, sold, retained or lent by the Fund, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer, and if with a broker or dealer, (a) will attempt to obtain the best net price and most favorable execution of its orders, and (b) may nevertheless in its discretion purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with research, analysis, advice and similar services and pay such brokers and dealers in return a higher commission or spread than may be charged by other brokers or dealers.

The Fund hereby authorizes any entity or person associated with the Adviser which is a member of a national securities exchange to effect or execute any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

The Adviser shall carry out its duties with respect to the Fund’s investments in accordance with applicable law and the investment objectives, policies and restrictions of the Fund adopted by the directors of Fund (“Directors”), and subject to such further limitations as the Fund may from time to time impose by written notice to the Adviser.

1.2           Administrative Services.  The Adviser shall:

1.2.1           Books and Records.  Assure that all records required to be maintained and preserved by the Fund with respect to securities transactions are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.

1.2.2           Reports and Filings.  Assist in the preparation of (but not pay for) all periodic reports by the Fund to stockholders of the Fund and all reports and filings required to maintain the registration, qualification and listing on a national securities exchange of the Fund and the shares of the Fund, or to meet other regulatory or tax requirements applicable to the Fund or the shares of the Fund, under federal and state securities and tax laws.

1.2.3           Reports to the Manager.  Prepare and furnish to Manager such reports, statistical data and other information in such form and at such intervals as Manager may reasonably request.

1.2.4           Other Services.  The Adviser shall perform such other functions of management and supervision as may be requested by the Manager and agreed to by the Adviser.

2.           Advisory Fee

2.1           Fee.  As compensation for all services rendered, facilities provided and expenses paid or assumed by the Adviser under this Agreement, Manager shall pay the Adviser an annual fee equal to 0.15% of the Fund’s average daily total assets minus liabilities other than the aggregate indebtedness entered into for purposes of leverage (“Managed Assets”).

2.2           Computation and Payment of Fee.  The advisory fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month.  The daily fee accruals shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the annual advisory fee rate, and multiplying this product by the Managed Assets of the Fund, determined in the manner established by the Directors, as of the close of business on the last preceding business day on which the Fund’s net asset value was determined.

2.3           Expenses.  During the term of this Agreement, Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for any Series.

3.           Ownership and Holding Period of Records

All records required to be maintained and preserved by the Fund pursuant to the rules or regulations under Section 31(a) of the 1940 Act and maintained and preserved by the Adviser on behalf of the Fund are the property of the Fund and shall be surrendered by the Adviser promptly on request by the Fund; provided, that the Adviser may at its own expense make and retain copies of any such records.  The Adviser agrees to preserve for the period prescribed by Rule 31a-2 under the 1940 Act any such records required to be maintained by Rule 31a-1 under the 1940 Act.

4.           Reports to Adviser

Manager shall furnish or otherwise make available to the Adviser such copies of the Fund’s registration statements, financial statements, proxy statements, reports, and other information relating to the Fund’s business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

5.           Services to Other Clients

Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

6.           Limitation of Liability of Adviser and its Personnel

Neither the Adviser nor any director, officer or employee of the Adviser performing services for the Fund at the direction or request of the Adviser in connection with the Adviser’s discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Manager or the Fund in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Fund or its Stockholders to which the Adviser would otherwise be subject by reason of the Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s duties, or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement (“disabling conduct”), or (ii) to protect any director, officer or employee of the Adviser who is or was a Director or officer of the Fund against any liability to the Fund or its Stockholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office with the Fund.

7.           Term of Agreement

The term of this Agreement shall begin on the date first above written and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through October 31, 2011.  Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, provided, such continuance is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Directors, provided, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors who are not parties to this Agreement or interested persons of either party hereto; and provided further that neither party hereto shall have notified the other party in writing at least sixty (60) days prior to the first expiration date hereof or at least sixty (60) days prior to any expiration date hereof of any year thereafter that it does not desire such continuation.  The Adviser shall furnish to the Manager, promptly upon its request, such information as the Directors of the Fund deem reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

8.           Amendment or Assignment of Agreement

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of the Fund (i) by resolution of the Directors, including the vote or written consent of a majority of the Directors who are not parties to this Agreement or interested persons of either party hereto, and (ii), as and to the extent required under the 1940 Act, by vote of a majority of the outstanding voting securities of the Fund.  This Agreement shall terminate automatically and immediately in the event of its assignment.

9.           Termination of Agreement

This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon sixty (60) days’ prior written notice to the other party.  This Agreement shall terminate automatically and immediately if the Management Agreement between the Fund and Manager terminates.  This Agreement may also be terminated on sixty (60) days notice to the Adviser, without the payment of any penalty, by a vote of the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund.

10.           Interpretation and Definition of Terms

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act.  Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act.  In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

11.           Choice of Law

This Agreement is made and to be principally performed in the State of New York and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

12.           Captions

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

13.           Execution in Counterparts

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

NEUBERGER BERMAN MANAGEMENT LLC

Name: Robert Conti Title: President

NEUBERGER BERMAN FIXED INCOME LLC

Name: Mary Brady Title: Senior Vice President Date: _______, 2010